Diversified Corporate Resources Announces Agreement to Divest Assets of Datatek Subsidiary

[ PR Newswire  -  2005-2-3 ]

DALLAS, February 3 /PRNewswire-FirstCall/ -- On February 1, 2005, Diversified Corporate Resources, Inc. (OTC Pink Sheets: HIRD) (the "Company") entered into an Asset Purchase Agreement with Axtive Corporation (OTCBB: AXTC) ("Axtive"), whereby Axtive's wholly-owned subsidiary would purchase substantially all of the assets of Datatek Group Corporation, the Company's wholly-owned subsidiary that is based in Phoenix, Arizona.

The Company would receive $4.5-$5.0 million in cash (depending on the amount of Datatek's accounts receivable as of the closing date), plus 15,333,333 shares of Axtive's common stock (valued at $4,600,000 for the purposes of this transaction), and Axtive would assume certain liabilities of Datatek. The Company plans to use the cash received in this transaction as follows: (i) to pay off a loan secured by the accounts receivable of Datatek, in order to release the lien held by one of the Company's senior lenders on such accounts receivable, which constitute almost all of the assets that will be acquired by Axtive, (ii) to pay all delinquent payroll taxes of Datatek and another of the Company's subsidiaries, in order to release the liens on Datatek's assets held by the Internal Revenue Service, and (iii) any remaining cash would be used for general corporate purposes.

The acquisition is expected to close during February 2005, subject to the following conditions: (i) Axtive must obtain at least $6.0 million of financing on terms satisfactory to Axtive, (ii) the Company redeems at least 150,000 shares of the Company's Series A Convertible Voting Preferred Stock ("Preferred Stock"), of which 211,875 shares are currently outstanding, by exchanging shares of Axtive common stock to be received by the Company at closing for such shares of Preferred Stock, on terms satisfactory to the Company (the Company can waive this condition), (iii) the parties receive certain required consents, and (iv) Axtive and the Company provide each other with satisfactory disclosure schedules, as well as other customary conditions to closing. The Company cannot provide any assurances that the conditions set forth in the preceding sentence will be satisfied or that closing of this transaction will occur.

The Company's Chairman and Chief Executive Officer, J. Michael Moore, commented on the proposed sale of Datatek's assets as follows: "Although Datatek has been a valuable component of DCRI's consolidated operations since it was acquired four years ago, the sale of its assets, if consummated, would allow DCRI to improve its balance sheet by eliminating a large amount of liabilities and Series A Preferred Stock and places the Company in a better position to raise additional capital. Several conditions have to be met in order to close this transaction, therefore the Board of Directors will continue to consider alternatives to this transaction."

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of eight regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

SOURCE Diversified Corporate Resources, Inc.

CONTACT: Jim Blackman of PR Financial Marketing LLC, +1-713-256-0369, or jimblackman@prfinancialmarketing.com, for Diversified Corporate Resources, Inc.

Web site: http://www.dcri.net